                                                                  Exhibit (a)(1)

                           Offer to Purchase for Cash
                                       by
                         EVERFLOW EASTERN PARTNERS, L.P.
                                    of Up to
                  577,117 Units of Limited Partnership Interest

         THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT TIME, ON FRIDAY, JUNE 28, 2002, UNLESS EXTENDED.

         Everflow Eastern Partners, L.P., a Delaware limited partnership (the "Company" or "Everflow"), is offering to purchase up to 577,117, or 10%, of our Units of limited partnership interests (the "Units") at a price of $5.66 per Unit in cash (the "Purchase Price"), upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together are referred to as the "Offer"). The Purchase Price was determined pursuant to the terms of our partnership agreement. The Offer is made based upon a predetermined annual calculation as defined in our partnership agreement and described in detail in the Newsletter and Financial Statements provided to each Unitholder. We reserve the right, in our sole discretion, to purchase more than 577,117 Units pursuant to the Offer, but we have no current intention to do so.

         Acceptance of the Offer by a Unitholder is subject to certain risks, including:

         - The purchase price of $5.66 per Unit is (a) less than the book value per Unit ($8.72) as of December 31, 2001, (b) in the range of prices at which the Units were last traded ($5.35 to $5.75) in private transactions, (c) may be less than fair market value, and (d) may be less than the value which could be received in a sale or other disposition of the Company's assets. There have been two trades since June 30, 2000, including one trade in August 2000 and one trade in September 2000. There were no trades during 2001 or 2002.

         -        The Company may incur increased debt to fund the Offer.

         - Acceptance of the Offer is a taxable event to a Unitholder. A portion or all of the taxable gain on the sale of Units is subject to recapture for amounts representing intangible drilling and development costs and certain depletion deductions, which would be treated as ordinary income for federal income tax purposes.

         - Management will not tender Units, and its percentage ownership of the Company will therefore increase as a result of the Offer.

         - The Company has not obtained or performed any valuation in calculating the purchase price, other than the reserve report.


You should review "RISK FACTORS" for a more complete explanation of these risks.


         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED. THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE ABSENCE OF CERTAIN ADVERSE CONDITIONS DESCRIBED IN SECTION 6 - "CERTAIN CONDITIONS OF THE OFFER."

                                    IMPORTANT

         Any Unitholder wishing to tender all or any portion of his, her or its Units should complete and sign the enclosed Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal and deliver it and any other required documents to us and deliver the certificates, if any, for such Units to us. A Unitholder having Units registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if he, she or it desires to tender such Units.

         Questions and requests for assistance or for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to William A. Siskovic, Vice President and Secretary-Treasurer, at 330-533-2692.

              The date of this Offer to Purchase is April 30, 2002

NEITHER THE COMPANY NOR ITS GENERAL PARTNER MAKES ANY RECOMMENDATION TO ANY UNITHOLDER AS TO WHETHER THE OFFER IS FAIR OR WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF HIS, HER OR ITS UNITS. EACH UNITHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER UNITS AND, IF SO, WHAT AMOUNT OF UNITS TO TENDER. EACH UNITHOLDER SHOULD CONSIDER THE APPLICABLE TAX CONSEQUENCES BEFORE TENDERING UNITS. SEE SECTION 11.

         THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF UNITS BEING TENDERED.

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER UNITHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING UNITS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ITS GENERAL PARTNER.

                         EVERFLOW EASTERN PARTNERS, L.P.
                    SUMMARY TERM SHEET FOR OFFER TO PURCHASE

         The following summary term sheet contains a list of questions that you may have about Everflow's Offer, and Everflow's answers to those questions. For more information about the Offer, see the Offer to Purchase.

1. WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER, AND WHO IS OFFERING TO BUY MY UNITS?

         Everflow Eastern Partners, L.P., is offering to purchase up to 577,117 (10%) of its Units of limited partnership interest.

2. HOW MUCH IS EVERFLOW OFFERING TO PAY FOR MY UNITS, AND WHAT IS THE FORM OF PAYMENT?

         Everflow is offering to pay $5.66 per Unit in cash.

3.       ARE THERE ANY SPECIAL TAX CONSIDERATIONS?

         The sale proceeds from Units tendered is a taxable event. A significant portion of the taxable gain on the sale of Units may be subject to recapture and treated as ordinary income for federal income tax purposes.

4.       DOES EVERFLOW HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

         Everflow intends to obtain the cash necessary to purchase Units tendered in the Offer from short-term investments and Everflow's existing credit facility.

5.       HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

         You have until 12:00 p.m. midnight on Friday, June 28, 2002 to tender your Units in this Offer.

6. CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES, AND HOW WILL I BE NOTIFIED OF AN EXTENSION?

         Everflow can extend the Offer at any time, but has no present intention to do so. If the Offer is extended, Everflow will give written notice to Unitholders.

7.       WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

         Everflow is not required to purchase any Units in the Offer if there is a reasonable likelihood that the consummation of the Offer would result in the termination of Everflow, or if a governmental proceeding challenges the making of the Offer or Everflow's purchase of Units. Further, if any change occurs in Everflow's business that is reasonably determined by Everflow to be material, then Everflow is not required to purchase any Units in the Offer.

8.       HOW DO I TENDER MY UNITS?

         To tender your Units in this Offer, you should complete the attached Letter of Transmittal and send it to Everflow at the address listed in the Letter of Transmittal prior to 12:00 p.m. midnight on Friday, June 28, 2002.

9.       UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

         You can withdraw any of your previously tendered Units at any time prior to 12:00 p.m. midnight on Friday, June 28, 2002.

10.      IS THIS THE FIRST STEP IN A GOING-PRIVATE TRANSACTION?

         The Offer is made on a yearly basis as required by Everflow's partnership agreement. The Offer is not intended to be a going-private transaction, nor is it the first step in a going-private transaction.

11.      IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?

         The Offer is made on a yearly basis according to Everflow's partnership agreement. Your Units will not be affected if you decide not to tender in this Offer.

12. WHAT IS THE MARKET VALUE OR THE NET ASSET OR LIQUIDATION VALUE OF MY UNITS AS OF A RECENT DATE?

         The book value of a Unit as of December 31, 2001 was $8.72. Units were last traded in private transactions in August and September 2000, at prices between $5.35 and $5.75.

13.      WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

         If you have any questions about the Offer, you can contact Mr. William
         A. Siskovic, Vice President and Secretary-Treasurer, at 585 West Main Street, P.O. Box 629, Canfield, Ohio 44406. Everflow's telephone number is 330-533-2692.

                                    CONTENTS

                                                                       Page

Introduction ....................................................       5

Section 1.  Background and Purposes of the Offer ................       9

Section 2.  Number of Units; Extension of the Offer; Proration ..       9

Section 3.  Procedure for Tendering Units .......................      10

Section 4.  Withdrawal Rights ...................................      11

Section 5.  Purchase of Units; Payment of Purchase Price ........      12

Section 6.  Certain Conditions of the Offer .....................      12

Section 7.  Price Range of Units; Cash Distribution Policy ......      14

Section 8.  Effects of the Offer ................................      15

Section 9.  Source and Amount of Funds ..........................      16

Section 10. Certain Information About the Company; Historical
            and Pro Forma Financial Information .................      17

Section 11. Certain Federal Income Tax Consequences .............      22

Section 12. Transactions and Arrangements Concerning Units ......      22

Section 13. Extensions of Tender Period; Terminations; Amendments      22

Section 14. Fees and Expenses ...................................      23

Section 15. Miscellaneous .......................................       23

To Holders of Units of
EVERFLOW EASTERN PARTNERS, L.P.

                                  INTRODUCTION


         In accordance with the requirements set forth in Article XI of its Partnership Agreement, Everflow Eastern Partners, L.P., a Delaware limited partnership (the "Company"), hereby offers to purchase up to 577,117, or 10%, of its units of limited partnership interest (the "Units"), at a price of $5.66 per Unit (the "Purchase Price") to the seller in cash upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). The Company reserves the right in its sole discretion to purchase more than 577,117 Units pursuant to the Offer, but has no current intention to do so. The Company confirms that if it increases the amount of Units sought by more than 2%, the Company will keep the Offer open for at least ten (10) business days after notice of the increase is first published, sent or given to Unitholders.

         The Purchase Price calculation is included in the 2001 Annual Report Newsletter which was mailed with this Offer to Purchase. The price per Unit offered by the Company has been determined based on 66% of the Adjusted Book Value of the Company to the Limited Partners as of January 1, 2002, divided by 5,771,174, the total number of Units then outstanding, as adjusted for cash distributions of $.25 per Unit each made on January 2, 2002 and April 1, 2002, as provided for in the Company's Partnership Agreement. The Adjusted Book Value of the Company was determined utilizing the Company's audited financial statements as of December 31, 2001. A copy of such statements is included with this Offer. In calculating the Adjusted Book Value, the Company determined the Partner's total equity from the Company's audited financial statements as of December 31, 2001, added the "Standardized Measure of Discounted Future Net Cash Flows" for the Company's Proved Developed Reserves as presented in the footnotes to such financial statements and as adjusted without giving effect to any taxes, and deducted the carrying value of the Company's oil and gas properties (cost less accumulated depreciation, depletion and amortization) evaluated at December 31, 2001. For purposes of this calculation, the future net cash flows of the Company were determined based upon a review and analysis of the Company's Proved Developed Reserves by Wright & Company, Inc., independent petroleum consultants, as of December 31, 2001. Such future net cash flows were discounted by 10% to arrive at the net present value of such reserves, consistent with the Company's footnote disclosure of supplemental unaudited oil and gas information as required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." No reserve value was attributed to any of the Company's undeveloped lease acreage or properties. Other than the report prepared by Wright & Company, Inc., the Company has not obtained any independent valuations in calculating the Purchase Price. Management of the Company believes that the Purchase Price may be less than the value which could be realized by the Unitholders in the event of a liquidation or sale of the Company. Management has, from time to time, explored the possible sale of the Company. Management has not discussed the potential sale of the Company with a potential buyer in the past year. Although management may continue to engage in discussions concerning a potential sale, management does not intend to pursue actively a sale of the Company at the present time. Management will continue to evaluate other alternatives to maximize Unitholder value.

         The Company will purchase up to 577,117 Units. If more than 577,117 Units are tendered during the Offer, the Units to be purchased will be determined on a pro rata basis with the amount of Units purchased from a Unitholder equal to a fraction of the Units tendered, the numerator of which will be 577,117 and the denominator of which will be the total number of Units properly tendered. The fraction so calculated will be applied to the Units tendered by any individual Unitholder to determine the number of Units, rounded down to the nearest whole number, which will be purchased by the Company from such Unitholder. Fractions of Units will not be purchased. Notice will be given to a Limited Partner for those Units not purchased. If a Unitholder delivers any certificates representing Units to the Company, a new certificate for the Units not purchased by the Company will be sent to the Unitholder. Should such Unitholder present the non-purchased Units for purchase in any subsequent year, no preferential rights will attach as a result of any prior presentment of Units pursuant to a previous Offer. Units purchased by the Company pursuant to this Offer will be held as Treasury Units and shall not be subject to resale.

         The Company will continue to make yearly tender offers for Units pursuant to the terms of the Partnership Agreement. The Company's intention is not to acquire Units over time at minimum prices, but rather to fulfill its obligations under the Partnership Agreement.

         The Offer is not conditioned upon any minimum amount of Units being tendered. The Offer is conditioned upon, among other things, the absence of certain adverse conditions described in Section 6. The Offer will not be consummated if, in the opinion of the Board of Directors of the Managing Member of the General Partner of the Company, there is a reasonable likelihood that such a purchase would result in the termination of the Company (as a partnership) under Section 708 of the Internal Revenue Code of 1986, as amended (the "Code"), or termination of the Company's status as a partnership for federal income tax purposes under Section 7704 of the Code. See Section 6.

         There are currently 1,443 Unitholders of record. In 2001, prior to a similar offer, there were 1,499 Unitholders of record, and 59 of those Unitholders tendered their Units in that offer. In 2000, there were 1,567 Unitholders of record, and 82 of those Unitholders tendered their Units in that offer. In 1999, there were 1,620 Unitholders of record, and 53 of those Unitholders tendered their Units in that offer. Similarly, in 1998, there were 1,652 Unitholders of record, and 33 of those Unitholders tendered their Units in that offer.

         Based upon the Company's estimate and supported by the Company's experience with past tender offers, the Company does not anticipate that the number of Unitholders of record will decrease to less than 300. Therefore, the tender offer should not be considered a "Rule 13e-3 transaction" as that term is defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         All purchases of Units pursuant to the Offer will be effective as of June 28, 2002. Each Unitholder who tenders Units pursuant to the Offer will receive only the Purchase Price and will not receive any additional cash distributions on any tendered Units, including any cash distributions to be paid after the April 1, 2002 distribution.

         The price at which Units may be repurchased by the Company pursuant to the Offer should not necessarily be viewed as the fair market value of a Unit. The sale of a Unit will be a taxable event, and gain (including recapture of intangible drilling costs and depreciation expense) or loss will be recognized by a Unitholder for federal income tax purposes. Unitholders are urged to review carefully all the information contained or referred to in this Offer to Purchase and the Letter of Transmittal including, without limitation, the information presented in Section 11 regarding certain federal income tax consequences.

         As of March 31, 2002, Everflow Management Limited, LLC, the General Partner of the Company, owned 1.15% of the Company and all Directors and executive officers of Everflow Management Corporation ("EMC"), the managing member of the General Partner of the Company, beneficially owned an aggregate of 1,261,440 Units, in addition to their beneficial ownership of Everflow Management Limited, LLC's interest, collectively representing approximately 22% of the outstanding Units. The Company has been advised that Everflow Management Limited, LLC does not intend to tender any Units pursuant to the Offer. No executive officers and Directors of EMC intend to tender Units pursuant to the Offer. Assuming the Offer is fully subscribed, all Directors and executive officers of EMC will own, after the Offer, approximately 24% of the outstanding Units.

                                  RISK FACTORS

         The tender of Units to the Company involves a number of significant risks.

         Purchase Price May Be Less Than Fair Market Value of Assets. The fair market value of the Company's assets may be greater than the aggregate Purchase Price per Unit. Pursuant to Article XI of the Amended and Restated Agreement of Limited Partnership of the Company (the "Partnership Agreement"), the Purchase Price was calculated to equal 66% of the Adjusted Book Value of the Partnership as of December 31, 2001, as adjusted for cash distributions of $.25 per Unit each on January 2, 2002 and April 1, 2002. There is currently no established trading market for the Units. The Company is aware that some Units have been sold at prices ranging from $5.35 to $5.75 in August and September 2000. The Company is not aware of any Units sold since September 2000. However, the Company is not always aware of all of the prices at which Units have traded. The Purchase Price of $5.66 is in the range of prices at which the Units have last traded in the private market. The Company is not aware of any person or persons who would be interested in purchasing up to 577,117 Units.

         The Company, pursuant to the terms of the Partnership Agreement, began offering to repurchase Units in April 1992, and has made an offer each year since 1992. It is the Company's belief that the Purchase Price relating to the Offer for each year was below the fair market value of the Company's assets. Management believes that this is a function of the calculation of the Purchase Price, which is, by definition, a percentage of the Adjusted Book Value per Unit. Therefore, the fair market value of the Company's assets is greater than the aggregate Purchase Price per Unit. During 1995 and 1996, the price at which the Company offered to purchase the Units pursuant to the Repurchase Right included a special premium, primarily as a result of the Company's increased revenues. This special premium is not included for the 2002 Repurchase Right. There can be no assurance that any special premium will be included in future Repurchase Rights.

         Management has explored the possible sale of the Company, but has not discussed the potential sale of the Company with a potential purchaser in the past year. There have been a number of transactions involving the purchase and sale of oil and gas properties in the Appalachian Basin over the past several years. Management believes that, if the Company could receive values comparable to those reported in certain of these acquisitions, the values which could be realized by the Unitholders from a sale of the Company's assets would likely exceed the Purchase Price.

         The legal termination date of the Partnership as set forth in the Partnership Agreement is December 31, 2035.

         Repurchase Right is a Taxable Event. The acceptance of this Offer and subsequent sale of Units to the Company generally will be a taxable event for federal and most state tax purposes. The amount of gain realized on the sale of a Unit will be, in general, the excess of $5.66, plus the Unitholder's allocable share of liabilities of the Company which have resulted in a basis increase, over the Unitholder's adjusted tax basis of the Units which are sold to the Company. The sale of Units held by a Unitholder for more than one year would result in long-term capital gain or loss, except to the extent of unrealized receivables (including deductions for intangible drilling and development costs, cost recovery deductions and to any depletion deductions which are subject to recapture) and substantially appreciated inventory, which could be treated as ordinary income. The deduction of net capital losses is limited to $3,000 per year.

         Deductions for intangible drilling and development costs, cost recovery deductions and all depletion deductions (except for percentage depletion deductions in excess of the basis of a property) will be subject to recapture on the disposition of a Unit. Any such recaptured deductions will be treated as ordinary income, with the amount recaptured limited to the amount of taxable gain on the sale of the Unit.

         Increased Voting Control by Management. If the Offer is fully subscribed, the percentage ownership of Units held by all Directors and executive officers of the Company will increase. As of March 31, 2002, all Directors and executive officers of the managing general partner of the Company beneficially own an aggregate of 1,261,440 Units, representing approximately 22% of the outstanding Units. The Company has been advised that Everflow Management Limited, LLC does not intend to tender any Units pursuant to the Offer. Assuming the Offer is fully subscribed, all Directors and executive officers will, after the Offer, own approximately 24% of the outstanding Units. Limited Partners are entitled to vote on only certain matters relating to the Partnership, including removing the General Partner and terminating the Partnership. Any such vote must be approved by a majority of the Limited Partners.

         The Company makes yearly tender offers for Units pursuant to the terms of the Partnership Agreement. The Purchase Price for the Offer was determined, as it has been determined for each yearly tender offer, in accordance with a specific formula set forth in the Partnership Agreement and discussed elsewhere in this Offer. In the process of initiating the Offer, neither the Company, Everflow Management Limited, LLC, nor EMC considered the benefits of conducting the Offer compared to the potential benefits of liquidating the Company, and neither the Company, Everflow Management Limited, LLC, nor EMC was influenced by any other factors in conducting the Offer. EMC does not receive any management fees as managing member of the General Partner of the Company.

         Increase in Debt to Fund the Offer. The total amount of funds required by the Company to consummate the transaction and pay related fees and expenses, if fully subscribed, is estimated to be approximately $3,300,000. The Company intends to obtain these funds from short-term investments and its revolving line of credit pursuant to the Company's credit agreement. Although there can be no assurance, the Company believes that its cash flow from operating activities will be sufficient to repay the amounts borrowed to fund the Offer. If the Company is unable to repay funds borrowed under its credit agreement, it will be forced to reduce its level of development of oil and gas properties and reduce or eliminate any cash distributions to Unitholders.

         No Fairness Opinion. The Company has not obtained a fairness opinion from an investment banking firm or performed any valuations in calculating the purchase price, other than the reserve report. The Company engaged Wright & Company, Inc., Petroleum Consultants, to prepare a report on the Company's oil and gas reserves, future net income and standardized measure of discounted future net income for all properties in which the Company owns an interest. This information was utilized to calculate the Adjusted Book Value of the Company. The Company has not performed any other valuations in calculating the Purchase Price.

         SECTION 1. BACKGROUND AND PURPOSES OF THE OFFER. The Company is making the Offer in accordance with the requirements of Article XI of the Partnership Agreement. The Company believes the Offer also provides Unitholders with the opportunity to sell their illiquid Units, for which no established trading market exists.

         Units purchased by the Company pursuant to the Offer will be held as Treasury Units and will not be subject to resale.

         SECTION 2. NUMBER OF UNITS; EXTENSION OF THE OFFER; PRORATION. The Company will, upon the terms and subject to the conditions of the Offer, purchase up to 577,117 Units at a price of $5.66 per Unit that are properly tendered and not withdrawn prior to the Expiration Date. The Company reserves the right in its sole discretion to purchase more than 577,117 Units, but has no current intention to do so. The term "Expiration Date" shall mean 12:00 midnight, Eastern Daylight Time, on Friday, June 28, 2002, unless and until the Company shall have extended the period of time for which the Offer is open, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as extended by the Company, shall expire. Although the Company has reserved the right to extend the Offer, it has no current intention to do so. For a description of the Company's right to extend the period of time during which the Offer is open and to terminate or amend this Offer, see Section 13.

         THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF UNITS BEING TENDERED.

         The Company will purchase up to 577,117 Units. If more than 577,117 Units are tendered during the Offer, the Units to be purchased will be determined on a pro rata basis with the amount of Units purchased from a Unitholder equal to a fraction, the numerator of which will be 577,117 and the denominator of which will be the total number of Units properly tendered. The fraction so calculated will be applied to the Units tendered by any individual Unitholder to determine the number of Units, rounded down to the nearest whole number, which will be purchased by the Company from such Unitholder. Fractions of Units will not be purchased. Notice will be given to a Limited Partner whose Units are not purchased. If a Unitholder delivers any certificates representing Units to the Company, a new certificate for the Units not purchased by the Company will be sent to the Unitholder. Should such Unitholder present the non-purchased Units for purchase in any subsequent year, no preferential rights will attach as a result of any prior presentment of Units pursuant to a previous Offer to Purchase. Units purchased by the Company pursuant to this Offer to Purchase will be held as Treasury Units and shall not be subject to resale.

         SECTION 3. PROCEDURE FOR TENDERING UNITS. Pursuant to the Partnership Agreement, certificates or other instruments representing Units are not generally issued to Limited Partners of the Company. All Units are listed in the names of the Unitholders on the record books of the Company. To tender Units pursuant to this Offer, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any other required documents, must be transmitted to and received by the Company at its address listed on the Letter of Transmittal on or prior to the Expiration Date.

         In certain unique circumstances, such as Individual Retirement Accounts and brokerage accounts, certificates representing Units have been issued to Unitholders. In order to tender Units represented by such certificates, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), and the certificates for the Units being tendered, with any other required documents, must be transmitted to and received by the Company at its address listed in the Letter of Transmittal on or prior to the Expiration Date.

         Method of Delivery. THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND CERTIFICATES FOR UNITS, IF ANY, IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER. IF SUCH DOCUMENTS ARE SENT BY U.S.

MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, BE USED.

         Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Company, EMC, or the officers of EMC, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of any Units determined by it, in its sole discretion, not to be in proper form, or the acceptance for payment of or payment for which may be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Units, or in the related transmittal documents. None of the Company, EMC, any officer of EMC, or any other person will be under any duty to give notification of any defects, irregularities or rejections in tenders or incur any liability for failure to give any such notification.

         It is a violation of Section 10(b) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person to tender Units for his or her own account unless the person so tendering owns such Units. Section 10(b) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

         The tender of Units to the Company pursuant to any of the procedures described herein will constitute an agreement between the tendering Unitholder and the Company upon the terms and subject to the conditions of the Offer, including the tendering Unitholder's representation that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Units complies with Rule 14e-4.

         SECTION 4. WITHDRAWAL RIGHTS. Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. The Purchase Price will be paid in cash to each Unitholder whose Units are accepted pursuant to the Offer within five (5) business days after June 28, 2002. No tendering Unitholder will be entitled to interest on such funds. See Section 5. Tenders made pursuant to the Offer will otherwise be irrevocable.

         For a withdrawal to be effective, a written, telegraphic, or facsimile transmission of a notice of withdrawal must be received in a timely manner by the Company. Any notice of withdrawal must specify the name of the tendering Unitholder, the number of Units tendered and the number of Units to be withdrawn. Withdrawals may not be rescinded, and any Units withdrawn thereafter will not be deemed to be properly tendered for purposes of the Offer. However, properly withdrawn Units may be re-tendered in any subsequent year. A tender which is withdrawn may be re-submitted if it is received by the Company on or prior to the Expiration Date. The Company will not accept or refuse any tenders prior to 12:00 midnight on the Expiration Date, which is currently scheduled to be June 28, 2002.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company in its sole discretion, which determination shall be final and binding. None of the Company, EMC, any officer of EMC, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

         SECTION 5. PURCHASE OF UNITS; PAYMENT OF PURCHASE PRICE. Upon the terms and subject to the conditions of the Offer, the Company will pay $5.66 per Unit for properly tendered Units within five (5) business days after the Expiration Date. No tendering Unitholder will be entitled to interest on the Purchase Price. In the event of a proration, the Company may not be able to determine the proration factor and pay for those Units which it has accepted for payment, and for which payment is otherwise due, until approximately five (5) business days after the Expiration Date.

         At the time that the Company accepts the Units for payment, the Units will be deemed purchased by the Company and will be held as Treasury Units and will not be subject to resale. This acceptance is intended to occur within five
(5) business days after the Expiration Date.

         SECTION 6. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provision of the Offer, the Company will not be required to purchase or pay for any Units tendered and may terminate the Offer as provided in Section 13 or may postpone the purchase of, or payment for, Units tendered if, on or before the Expiration Date, any of the following events should occur (or as reasonably determined by the Company to have occurred, which determination shall be made prior to the Expiration Date):

                  (a) there is a reasonable likelihood that consummation of the Offer would result in the termination of the Company (as a partnership) under Section 708 of the Code; or

                  (b) there is a reasonable likelihood that consummation of the Offer would result in termination of the Company's status as a partnership for federal income tax purposes under Section 7704 of the Code; or

                  (c) there shall have been instituted or threatened or shall be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, which (i) challenges the making of the Offer or the acquisition by the Company of Units pursuant to the Offer or otherwise directly or indirectly relates to the Offer or (ii) as reasonably determined by the Company (within five (5) business days prior to the Expiration Date), could materially affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

                  (d) there shall have been any action threatened or taken, or approval withheld, or any statute, rule or regulation proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, as reasonably determined by the Company, would or might directly or indirectly:

                           (i) make the acceptance for payment of, or payment
                  for, some or all of the Units illegal or otherwise restrict or prohibit consummation of the Offer;

                           (ii) delay or restrict the ability of the Company, or
                  render the Company unable, to accept for payment or pay for some or all of the Units;

                           (iii) materially impair the contemplated benefits of
                  the Offer to the Company; or

                           (iv) materially affect the business, condition
                  (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

                  (e) there shall have occurred:

                           (i) the declaration of any banking moratorium or
                  suspension of payment in respect of banks in the United
                  States;

                           (ii) any general suspension of trading in, or
                  limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

                           (iii) the commencement of war, armed hostilities or
                  any other national or international crisis directly or indirectly involving the United States;

                           (iv) any limitation (whether or not mandatory) by any
                  governmental, regulatory or administrative agency or authority on, or any event which, as reasonably determined by the Company, might affect, the extension of credit by banks or other lending institutions in the United States;

                           (v) (A) any significant increase, as reasonably
                  determined by the Company, in the general level of market prices of equity securities or securities convertible into or exchangeable for equity securities in the United States or abroad or (B) any change in the general political, market, economic or financial conditions in the United States or abroad that (1) could have a material adverse effect on the business, condition (financial or other), income, operations or prospects of the Company, or (2) as reasonably determined by the Company, makes it inadvisable to proceed with the Offer; or

                           (vi) in the case of the foregoing existing at the
                  time of the commencement of the Offer, as reasonably determined by the Company, a material acceleration or worsening thereof; or

                  (f) any change shall occur or be threatened in the business, condition (financial or other), income, operations, Unit ownership or prospects of the Company and its subsidiaries, taken as a whole, which, as reasonably determined by the Company, is or may be material to the Company; or

                  (g) a tender or exchange offer for any or all of the Units of the Company, or any merger, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person; or

                  (h) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons, if any, who have filed with the Commission on or before April 30, 2002 a Schedule 13G or a Schedule 13D with respect to any of the Units) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Units, or (ii) such entity, group, or person that has publicly disclosed any such beneficial ownership of more than 5% of the Units prior to such date shall have acquired, or proposed to acquire, beneficial ownership of additional Units constituting more than 2% of the outstanding Units or shall have been granted any option or right to acquire beneficial ownership of more than 2% of the outstanding Units or (iii) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities;

which, as reasonably determined by the Company, in any such case and regardless of the circumstances (including any action of the Company) giving rise to such event, makes it inadvisable to proceed with the Offer or with such purchase or payment. The foregoing conditions are for the Company's benefit and may be asserted by the Company, on or before the Expiration Date (other than those subject to applicable law), regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part on or before the Expiration Date (other than those subject to applicable law). The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time on or before the Expiration Date. Any determination by the Company concerning the events described in this Section 6 shall be final and shall be binding on all parties. As of the date hereof, the Company believes that neither paragraph (a) nor paragraph (b) of Section 6 above will prohibit the consummation of the Offer.

         SECTION 7. PRICE RANGE OF UNITS; CASH DISTRIBUTION POLICY. There is currently no established trading market for the Units. The Company is not aware of all of the prices at which Units have traded since February 15, 1991, when they were issued. However, the

Company is aware that certain officers of EMC, and their affiliates, have purchased Units at prices ranging from $4.50 to $6.00 during the period from February 15, 1991 to March 31, 2002. The last trade date involving an officer of EMC, or their affiliates, was August 2000. See Section 12.

         The Company commenced operations in February 1991 with the consummation of the Exchange Offer. Management's stated intention at that time was to make quarterly cash distributions of $.125 per Unit ($.50 per Unit on an annualized basis) for the first eight quarters following consummation of the Exchange Offer. The Company has paid a quarterly cash distribution of at least $.125 per Unit every quarter since July 1991. The aggregate amount of each quarterly distribution has ranged from approximately $837,000 in 1991 to $744,000 during 2000, assuming quarterly cash distributions of $.125 per Unit. Annual cash distributions increased from $.50 per Unit during 1992 through 1998 to $.625 per Unit in 1999, $1.25 per Unit in 2000 and $1.50 per Unit in 2001. Increases in cash flows resulting from reductions in recent drilling and development activities and increases in oil and gas prices are the primary reasons for these increases in cash distributions. The Company paid a quarterly distribution of $.25 per Unit each on January 2, 2002 and April 1, 2002, amounting to approximately $1,460,000 each. The Purchase Price has been adjusted for cash distributions made in January 2002 and April 2002, which amount to an aggregate of $.50 per Unit. The Company is not required by the Partnership Agreement to make cash distributions, but management anticipates paying quarterly distributions of at least $.125 per Unit through the end of fiscal 2002. Unitholders who tender the Units pursuant to the Offer will not be entitled to any cash distributions after April 1, 2002 on any Units which are tendered and accepted by the Company.

         The Company is no longer obligated to maintain a particular quarterly or annual distribution rate. The Company intends to make quarterly cash distributions to Unitholders from internally generated funds to the extent determined by the Company to be consistent with its intention to participate in the oil and gas business on an ongoing basis and maintain and possibly increase its reserve base. While quarterly cash distributions will not be fixed at any particular amounts for any given quarter or year, the Partnership Agreement requires cash distributions to Unitholders be no less than 80% of Net Available Cash. For those purposes, "Net Available Cash" is generally defined as all cash generated by the Company from any source whatsoever less the cash expended by the Company (i) to pay the costs of its operations including general and administrative expenses, drilling and development costs, and debt repayment,
(ii) to acquire undeveloped acreage or other oil and gas properties, and (iii) to fulfill the Company's obligations pursuant to this and future offers to purchase.

         SECTION 8. EFFECTS OF THE OFFER. See Section 10 for the pro forma financial information of the Company's purchasing 577,117 Units pursuant to the Offer.

         Capitalization. The purchase of Units by the Company pursuant to the Offer will immediately reduce the Company's total capitalization. The total number of issued and outstanding Units, assuming the Offer is fully subscribed, will decrease from 5,771,174 to 5,194,057.

         Cash Flow. The purchase of 577,117 Units by the Company will decrease the amount paid when the Company declares a cash distribution. Assuming the Offer is fully subscribed, the amount of distributions which the Company would have made will be reduced by approximately $289,000 on an annualized basis through April 2003, assuming quarterly cash distributions of $.125 per Unit. It is not currently possible to determine the amount of savings as a result of the Offer since the Company is not required by the Partnership Agreement to make cash distributions. While quarterly cash distributions will not be fixed at any particular amount for any given quarter or year, the Partnership Agreement requires cash distributions to Unitholders to be no less than 80% of Net Available Cash.

         Increase in Indebtedness. The purchase of Units by the Company pursuant to the Offer may require the Company to obtain funding from a revolving line of credit pursuant to the Company's credit agreement. This will result in a decrease in the unused availability under the revolving line of credit.

         Increase in Book Value. The purchase of 577,117 Units by the Company will increase the Book Value per Unit of the Company. The effect of the Offer on the Book Value per Unit of the Company as of December 31, 2001 is an increase of 1% from $8.72 to $9.06 per Unit assuming all 577,117 Units are tendered and purchased.

         SECTION 9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Company to consummate the transaction and purchase 577,117 Units pursuant to the Offer, and to pay related fees and expenses, is estimated to be $3,300,000. The Company intends to obtain the funds to purchase tendered Units from short-term investments and a revolving line of credit pursuant to its credit agreement. The Company has no alternative financing plan, nor does it anticipate that one will be necessary. The existing facility has no principal indebtedness outstanding as of April 30, 2002. The existing credit facility with Bank One, N.A., entered into in August 2001, provides for a line of credit in the amount of $4,000,000, all of which is available. The facility provides for interest payable quarterly at LIBOR plus 150 basis points with the principal due at maturity, May 31, 2003. The Company anticipates renewing the facility every other year to minimize debt origination, carrying and interest costs associated with long-term bank commitments. Borrowings under the facility are unsecured. However, the Company has agreed, if requested by the bank, to execute any supplements to the agreement including security and mortgage agreements on the Company's assets. The agreement contains restrictive covenants requiring the Company to maintain the following: (i) loan balance not to exceed the borrowing base of $4,000,000; (ii) tangible net worth of at least $40,000,000; and (iii) a total debt to tangible net worth ratio of not more than 0.5 to 1.0. In addition, there are restrictions on mergers, sales and acquisitions, the incurrence of additional debt and the pledge or mortgage of the Company's assets.

         The Company intends to repay borrowings in connection with the Offer from existing cash flows.

         SECTION 10. CERTAIN INFORMATION ABOUT THE COMPANY; HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.

Certain Information About the Company

                                  Introduction

         The Company engages in the business of oil and gas exploration and development. The Company was formed for the purpose of consolidating the business and oil and gas properties of Everflow Eastern, Inc., an Ohio corporation ("EEI"), and the oil and gas properties owned by certain limited partnerships and working interest programs managed or operated by EEI (the "Programs"). Everflow Management Limited, LLC (the "General Partner"), an Ohio limited liability company, is the General Partner of the Company.

         Exchange Offer. The Company made an offer (the "Exchange Offer") to acquire the common shares of EEI (the "EEI Shares") and the interests of investors in the Programs (collectively the "Interests") in exchange for the Units. The Exchange Offer was made pursuant to a Registration Statement on Form S-1 declared effective by the Securities and Exchange Commission on December 19, 1990 (the "Registration Statement") and the Prospectus dated December 19, 1990, as filed with the Commission pursuant to Rule 424(b).

         The Exchange Offer terminated on February 15, 1991, and holders of interests with an aggregate value (as determined by the Company for purposes of the Exchange Offer) of $66,996,249 accepted the Exchange Offer and tendered their Interests. Effective on February 15, 1991, the Company acquired such Interests, which include partnership interests and working interests in the Programs, and all of the outstanding EEI Shares. Of the Interests tendered in the Exchange Offer, $28,565,244 was represented by the EEI Shares and $38,431,005 by the remaining Interests.

         The parties who accepted the Exchange Offer and tendered their Interests received an aggregate of 6,632,464 Units. Everflow Management Company, a predecessor of the General Partner of the Company, contributed Interests to the Company with an aggregate Exchange Value of $670,980 in exchange for a 1% interest in the Company.

         The Company. The Company was organized in September 1990. The principal executive offices of the Company, Everflow Management Limited, LLC and EEI are located at 585 West Main Street, Canfield, Ohio 44406 (telephone number 330-533-2692).

                           Description of the Business

         General. The Company has participated on an on-going basis in the acquisition and development of undeveloped oil and gas properties and has pursued the acquisition of producing oil and gas properties.

         Subsidiaries. The Company has two subsidiaries. EEI was organized as an Ohio corporation in February 1979 and, since the consummation of the Exchange Offer, has been a wholly-owned subsidiary of the Company. EEI is engaged in the business of drilling, developing and operating oil and gas properties and maintains a leasehold inventory from which the Company selects prospects for development.

         A-1 Storage of Canfield, Ltd. ("A-1 Storage"), was organized as an Ohio limited liability company in late 1995 and is 99% owned by the Company and 1% owned by EEI. A-1 Storage's business includes the leasing of office space to the Company as well as rental of storage units to non-affiliated parties.

         Current Operations. The properties of the Company consist in large part of fractional undivided working interests in properties containing Proved Reserves of oil and gas located in the Appalachian Basin region of Ohio and Pennsylvania. Approximately 91% of the estimated total future cash inflows related to the Company's oil and gas reserves as of December 31, 2001 are attributable to natural gas reserves. The substantial majority of such properties are located in Ohio and consist primarily of proved producing properties with established production histories.

         The Company's operations since February 1991 primarily involve the production and sale of oil and gas and the drilling and development of 259 (net) wells. The Company serves as the operator of approximately 76% of the gross wells and 86% of the net wells which comprise the Company's properties.

         The Company expects to hold its producing properties until the oil and gas reserves underlying such properties are substantially depleted. However, the Company may from time to time sell any of its producing or other properties or leasehold interests if the Company believes that such sale would be in its best interest.

         Business Plan. The Company continually evaluates whether the Company can develop oil and gas properties at historical levels given the current costs of drilling and development activities, the current prices of oil and gas, and the Company's experience with regard to finding oil and gas in commercially productive quantities. The Company has decreased its level of activity in the development of oil and gas properties compared with historical levels. Management has from time to time explored and evaluated the possible sale of the Company. The Company intends to continue to evaluate this and other alternatives to maximize Unitholders' value.

         Acquisition of Prospects. The Company, through its wholly-owned subsidiary, EEI, maintains a leasehold inventory from which the General Partner will select oil and gas prospects for development by the Company. EEI makes additions to such leasehold inventory on an ongoing basis. The Company may also acquire leases from third parties. Prior to 2000, EEI generated approximately 90% of the prospects which were drilled. Beginning in 2000, the Company began generating fewer prospects and has participated in more joint ventures with other operators. EEI's current leasehold inventory consists of approximately 32 prospects in various states of maturity representing approximately 700 net acres under lease.

         In choosing oil and gas prospects for the Company, the General Partner does not attempt to manage the risks of drilling through a policy of selecting diverse prospects in various geographic areas or with potential of oil and gas production from different geological formations. Rather, substantially all prospects are expected to be located in the Appalachian Basin of Ohio (and, to a lesser extent, Pennsylvania) and to be drilled primarily to the Clinton/Medina Sands geological formation or closely related oil and gas formations in such area.

         Acquisition of Producing Properties. As a potential means of increasing its reserve base, the Company expects to evaluate opportunities which it may be presented with to acquire oil and gas producing properties from third parties in addition to its ongoing leasehold acquisition and development activities. The Company has acquired a limited amount of producing oil and gas properties.

         The Company will continue to evaluate properties for acquisition. Such properties may include, in addition to working interests, royalty interests, net profits interests and production payments, other forms of direct or indirect ownership interests in oil and gas production, and properties associated with the production of oil and gas. The Company also may acquire general or limited partner interests in general or limited partnerships and interests in joint ventures, corporations or other entities that have, or are formed to acquire, explore for or develop, oil and gas or conduct other activities associated with the ownership of oil and gas production.

         Funding of Activities. The Company finances its current operations, including undeveloped leasehold acquisition activities, through cash generated from operations and the proceeds of borrowings.

         The Company is permitted to incur indebtedness for any partnership purpose. It is currently anticipated that any such indebtedness will consist primarily of borrowings from commercial banks. The Company and EEI have a revolving credit facility with Bank One, N.A., pursuant to which it had no borrowings in 2001 and no principal indebtedness was outstanding as of March 20, 2002.

         Although the Partnership Agreement does not contain any specific restrictions on borrowings, the Company has no specific plans to borrow for the acquisition of producing oil and gas properties. The Company expects that borrowings may be made for the acquisition of undeveloped acreage for future drilling and development and to fund the Company's costs of drilling and completing wells. In addition, the Company could borrow funds to enable it to repurchase any Units tendered in connection with the Repurchase Right.

         The Company has a substantial amount of oil and gas reserves which have not been pledged as collateral for its existing loans. The Company generally would not expect to borrow funds, from whatever source, in excess of 40% of its total Proved Reserves (as determined using the Company's Standardized Measure of Discounted Future Net Cash Flows), although there can be no assurance that circumstances would not lead to the necessity of borrowings in excess of this amount. Based upon its current business plan, management has no present intention to have the Company borrow in excess of this amount. The Company has estimated Proved and Proved Developed Reserves, determined as of December 31, 2001, which aggregate $45,094,000 (Standardized Measure of Discounted Future Net Cash Flows) with no bank debt outstanding under the revolving credit facility as of December 31, 2001.

Historical Financial Information

         A copy of the Company's audited financial statements as of December 31, 2001 and Management's Discussion and Analysis of Financial Condition and Results of Operations are included with the 2001 Annual Report Newsletter which was mailed along with this Offer. Unitholders are strongly urged to review such discussion and statements prior to making a decision whether or not to tender Units to the Company pursuant to the Offer. Set forth below is summary financial data for the years ended as of December 31, 2000 and 2001.

                                       For the Year Ended
                                         December 31,
                                      2001              2000

Revenue ......................      $16,261,220      $16,921,139
Net Income ...................        7,842,162        8,590,757
Net Income Per Unit ..........             1.33             1.42
Total Assets .................       52,254,265       55,043,294
Long-Term Debt and Debt under
     Revolving Credit Facility          512,014          637,822
Cash Distribution Per Unit ...             1.50             1.25

         Following is the summarized audited balance sheet for the Company as of December 31, 2001.

Assets
Current Assets                                  $ 7,819,424
Property and Equipment (net)                     44,325,269
Other Assets                                        109,572
                                                -----------
    Total Assets                                $52,254,265
                                                ===========

Liabilities and Partners' Equity
Current Liabilities, including Revolver         $   834,156
Long-Term Debt                                      458,114
Deferred Income Taxes                                50,000
Partners' Equity                                 50,911,995
                                                -----------
    Total Liabilities and Partners' Equity      $52,254,265
                                                -----------
    Book Value per Unit                         $      8.72
                                                ===========

Pro Forma Financial Information

         Following is a summarized unaudited pro forma balance sheet for the Company as of December 31, 2001 disclosing the effect of the Offer, assuming all 577,117 Units are tendered and purchased.

Assets
Current Assets                               $ 4,552,942
Property and Equipment (net)                  44,325,269
Other Assets                                     109,572
                                             -----------
    Total Assets                             $48,987,783
                                             ===========

Liabilities and Partners' Equity
Current Liabilities, including Revolver      $   834,156
Long-Term Debt                                   458,114
Deferred Income Taxes                             50,000
Partners' Equity                              47,645,513
                                             -----------
    Total Liabilities and Partners' Equity   $48,987,783
                                             ===========
    Book Value per Unit                      $      9.06
                                             ===========


         The Company's income statement for the year ended December 31, 2001 will not be affected by the Offer. Net income per Unit would have increased by 11%, from $1.33 to

$1.47, had the effect of the Offer, assuming all 577,117 Units were tendered and purchased, been reflected in such calculation for the entire year.

         SECTION 11. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a very brief summary of certain of the material federal income tax consequences of a Unitholder's acceptance of this Offer. The summary is not intended to be exhaustive or to serve as a substitute for careful personal tax planning and certain tax consequences may depend upon specific personal tax circumstances for each Unitholder. THEREFORE, EACH UNITHOLDER SHOULD SATISFY HIMSELF AS TO THE INCOME AND OTHER TAX CONSEQUENCES AND THE PROPOSED SALE OF HIS UNITS BY OBTAINING TAX ADVICE FROM HIS PERSONAL TAX COUNSEL.

         The acceptance of this Offer and subsequent sale of Units to the Company generally will be a taxable event for federal and most state tax purposes. The amount of gain realized on the sale of a Unit will be, in general, the excess of the sale price (in this case the Purchase Price), plus the Unitholder's allocable share of liabilities of the Company which have resulted in a basis increase, over the Unitholder's adjusted tax basis of the Units which are sold to the Company. The sale of Units held by a Unitholder for more than one year would result in long-term capital gain or loss, except to the extent of unrealized receivables (including deductions for intangible drilling and development costs, cost recovery deductions and to any depletion deductions which are subject to recapture) and substantially appreciated inventory, which would be treated as ordinary income. The deduction of net capital losses is limited to $3,000 per year.

         Deductions for intangible drilling and development costs, cost recovery deductions and all depletion deductions (except for percentage depletion deductions in excess of the basis of a property) will be subject to recapture on the disposition of a Unit. Any such recaptured deductions will be treated as ordinary income, with the amount recaptured limited to the amount of taxable gain on the sale of the Unit.

         SECTION 12. TRANSACTIONS AND ARRANGEMENTS CONCERNING UNITS. Based upon the Company's records and information provided to the Company by the officers and affiliates of EMC, neither the Company, Everflow Management Limited, LLC, EMC, nor, to the best of the Company's knowledge, any officers or affiliates of EMC, nor any associates of any of the foregoing, has effected any transactions in the Units during the 60 business days prior to the date hereof.

         SECTION 13. EXTENSIONS OF TENDER PERIOD; TERMINATIONS; AMENDMENTS. The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Unitholders. The Company has no current intention of extending the Offer beyond June 28, 2002. If there is any extension, all Units previously tendered and not purchased or withdrawn will remain subject to the Offer and may be purchased by the Company, except to the extent that such Units may be withdrawn as set forth in Section 4. The Company also reserves the right, in its sole discretion, to purchase more than 577,117 Units pursuant to the Offer, but has no current intention to do so.

         If the Company shall decide, in its sole discretion, to increase the amount of Units being sought by more than 2% of the aggregate amount of Units outstanding and at the time that the notice of such increase is first published, sent or given to holders of Units, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of 10 business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Time. The Company also reserves the right (i) to terminate the Offer and not to purchase or pay for any Units not previously purchased or paid for upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination to the Unitholders and making a public announcement thereof, or (ii) at any time and from time to time, to amend the Offer in any respect. Any extension, delay in payment or amendment will be followed by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m. Eastern Daylight Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) under the Exchange Act), the Company will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service.

         SECTION 14. FEES AND EXPENSES. The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Company will reimburse brokers, dealers, commercial banks and trust companies for customary handling and mailing expenses incurred in forwarding the Offer to their customers.

         Section 15. Miscellaneous. The Offer is open to all Unitholders.


                                       EVERFLOW EASTERN PARTNERS, L.P.

April 30, 2002

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
         Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for Units, if any, should be sent or delivered by each Unitholder or such Unitholder's broker, dealer, commercial bank, trust company or other nominee to the Company as follows:

                       To: Everflow Eastern Partners, L.P.

 By Mail:                                     By Hand or Overnight Mail/Express:

 Everflow Eastern Partners, L.P.              Everflow Eastern Partners, L.P.
 P.O. Box 629                                 585 West Main Street
 Canfield, Ohio  44406                        Canfield, Ohio  44406

                          By Facsimile:
                          330-533-9133

         Any questions, requests for assistance, or requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Company as follows:

               Everflow Eastern Partners, L.P.
               c/o William A. Siskovic, Vice President and Secretary-Treasurer 585 West Main Street
               P.O. Box 629
               Canfield, Ohio  44406
               330-533-2692




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